Exhibit 99.1

TIVITY HEALTH DELIVERS STRONG SECOND QUARTER 2021 RESULTS WITH YEAR OVER YEAR REVENUE GROWTH OF 47%

———————————

TOTAL SILVERSNEAKERS VISITS GROW SEQUENTIALLY BY 24% TO 15.3 MILLION

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INCREASES FINANCIAL FLEXIBILITY WITH NEW CREDIT FACILITIES

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AFFIRMS FULL YEAR GUIDANCE

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NASHVILLE, Tenn. (August 4, 2021) - Tivity Health, Inc. (Nasdaq:TVTY) (the “Company”), a leading provider of healthy life-changing solutions, including SilverSneakers®, today announced financial results for the second quarter ended June 30, 2021.

Richard Ashworth, President and Chief Executive Officer, commented, “Our second quarter performance was characterized by stronger than expected growth in both our SilverSneakers and Prime Fitness businesses.  SilverSneakers in-person visits showed solid sequential growth as members return to the gym and our virtual channel continues to attract new members. We also successfully completed the implementation of our new omnichannel marketing platform, which we believe will help drive higher engagement from our members across an expanded set of offerings.” Ashworth continued, “During the current renewal season, we have renewed two top-five health plan clients. UnitedHealth Group has recently notified us that it will reduce its group business beginning in 2022.  Despite this, we believe the momentum from our members returning to the gym, our penetration of SilverSneakers into new markets with existing clients, new client wins and our focus on a broader set of engagement tools with our members will lead to revenue and Adjusted EBITDA growth in 2022.”

Second Quarter Highlights and Business Updates

•	Revenue from continuing operations was $120.1 million during the second quarter of 2021;
•

SilverSneakers revenue increased by $41.6 million compared to the prior year period due to a 12.2 million increase in total visits, and Prime Fitness revenue increased by $4.3 million compared to the prior year period;

•

Income from continuing operations was $8.8 million, reflecting a loss on extinguishment and modification of debt of $19.0 million, $18.2 million of which was non-cash, related to the Company’s debt refinancing in June 2021;

•	Adjusted EBITDA from continuing operations was $41.5 million, consistent with the second quarter of 2020;
•	The Company ended the quarter with cash on hand of $24.2 million and a leverage ratio of 2.18, as calculated under its new credit agreement, compared to 4.08 as of June 30, 2020; and
•

The Company owns approximately 11.1 million shares of common stock of Sharecare, Inc. (Nasdaq: SHCR) following a business combination between Sharecare’s predecessor company and Falcon Capital Acquisition Corp. in July 2021.  The shares are subject to restrictions on resale, including a customary lockup period.

TVTY Reports Second-Quarter Results

August 4, 2021

Second Quarter 2021 Financial Information

Dollars in millions, except per-share data
	Three Months Ended June 30,
	2021	2020

Revenues from Continuing Operations	$120.1	$81.9
Income from Continuing Operations	$8.8	$17.2
Income from Continuing Operations Margin	7.3%	21.0%
Adjusted EBITDA from Continuing Operations (1)	$41.5	$41.5
Adjusted EBITDA from Continuing Operations Margin (1)	34.6%	50.6%
Earnings Per Diluted Share from Continuing Operations	$0.17	$0.35
Adjusted Earnings Per Diluted Share from Continuing Operations (1)	$0.48	$0.41
Cash Flows from Operating Activities – former Healthcare segment (2)	$13.8	$47.7
Free Cash Flow – former Healthcare segment (1) (2)	$9.7	$44.3

(1)	Adjusted EBITDA, adjusted earnings per diluted share, and free cash flow are non-GAAP financial measures. See pages 10-14 for a reconciliation of non-GAAP financial measures.
(2)	For comparability, figures for 2020 represent cash flows from the Company’s former Healthcare segment.

Revenues in the second quarter of 2021 of $120.1 million increased by $38.1 million, or approximately 47%, compared to the second quarter of 2020, primarily due to continued recovery from the COVID-19 pandemic. SilverSneakers revenue increased by $41.6 million primarily due to an increase in revenue-generating visits, and Prime Fitness revenue increased by $4.3 million primarily due to an increase in self-insured employer revenue.  These increases were partially offset by a decrease of $6.8 million due to revenue earned during the second quarter of 2020 (that did not recur in 2021) from a program with a large employer seeking to improve its employees’ well-being during the COVID-19 pandemic.

The mix of SilverSneakers revenue during the second quarter of 2021 was significantly different from the mix during the second quarter of 2020 due to the reduction in fitness location visits in the second quarter of 2020 resulting from the COVID-19 pandemic. Revenue from per-member-per-month fees represented 47% of the Company’s SilverSneakers revenue in the second quarter of 2021, compared to 88% in the same quarter of 2020.

Income from continuing operations for the second quarter of 2021 was $8.8 million, a decrease of $8.4 million compared to the second quarter of 2020, which reflects a loss on extinguishment and modification of debt of $19.0 million, primarily related to a non-cash write-off of unamortized original issuance discount and debt issuance costs associated with the Company’s prior credit facility.

Adjusted EBITDA was $41.5 million for the second quarter of 2021, or 34.6% of revenues, compared to $41.5 million for the second quarter of 2020, or 50.6% of revenues.  The decrease in adjusted EBITDA as a percentage of revenues is primarily due to a lower mix of revenues from per-member-per-month fees for SilverSneakers coupled with an increase in fitness location visit costs for SilverSneakers and Prime Fitness due to an increase in participation levels.

TVTY Reports Second-Quarter Results

August 4, 2021

In June 2021, the Company entered into a new credit agreement that provides increased flexibility, lower annual principal payments, and an extended maturity date and is expected to result in cash interest savings of over $3 million during the first 12 months.  As of June 30, 2021, net debt (total debt less cash and cash equivalents) was $361.4 million, resulting in a net leverage ratio of 2.18. The Company’s required principal payments are $1 million per quarter, with the next quarterly installment being due on September 30, 2021.

Forward-Looking Expectations

2021 Financial Guidance

Tivity Health announced today that it has affirmed its revenue and adjusted EBITDA guidance for 2021 and has updated other components of its guidance based on the refinancing of its credit facility and the Company’s outlook for the remainder of 2021, as follows:

Dollars in millions, except per-share data
	May 5, 2021 (Prior Guidance)	August 4, 2021 (Updated Guidance)

Revenues	$465 - $485	Unchanged
Income from Continuing Operations	$71.3 - $74.3	$60.7 - $63.7 (1)
Adjusted EBITDA (2)	$151 - $155	Unchanged
Depreciation Expense	Approximately $14	Approximately $12
Interest Expense	Approximately $37, including $6 non-cash	Approximately $35, including $6 non-cash
Effective Tax Rate	Approximately 25%	Unchanged
Weighted Average Diluted Shares Outstanding	50.0 million – 50.5 million	Unchanged
Earnings per Diluted Share	$1.41 - $1.49	$1.20 - $1.27 (1)
Adjusted Earnings per Diluted Share (2)	$1.49 - $1.56	$1.54 - $1.62
Cash Flows from Operating Activities	$81 - $85	$86 - $90
Free Cash Flow (2)	$50 - $60	$60 - $70
Capital Expenditures	$20 - $25	$15 - $20

Tivity Health’s detailed guidance considerations for 2021 are available in the supplemental information posted on the Company’s website at http://investors.tivityhealth.com.

(1)	Includes pre-tax charges of $19.0 million and interest savings of $2.0 million related to the Company’s entering into a new credit facility in June 2021.
(2)	Adjusted EBITDA, adjusted earnings per diluted share, and free cash flow are non-GAAP financial measures. See pages 10-14 for a reconciliation of non-GAAP financial measures.

2022 Update

UnitedHealth Group recently notified the Company that it will reduce approximately half of its eligible group lives for 2022, which the Company currently expects will reduce 2022 revenue by approximately $20 million.  Despite this, the Company expects revenue and Adjusted EBITDA growth in 2022 driven by geographic

TVTY Reports Second-Quarter Results

August 4, 2021

expansion with current partners, new client wins, organic growth in Medicare Advantage, a continuing increase in SilverSneakers utilization, and continuing growth in Prime Fitness.

Conference Call

Tivity Health will hold a conference call to discuss this release today at 5:00 p.m. Eastern Time.  Investors will have the opportunity to listen to the conference call live by dialing 877-683-2218, or 647-689-5447 for international callers, and referencing code 6861359 or over the Internet by going to www.tivityhealth.com and clicking “Investors” at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 800-585-8367 or 416-621-4642 for international callers, code 6861359, and the replay will also be available on the Company's web site for the next 7 months.

About Tivity Health

Tivity Health® Inc. (Nasdaq: TVTY) is a leading provider of healthy life-changing solutions, including SilverSneakers®, Prime® Fitness, WholeHealth Living® and Wisely WellTM. We plan to become the modern destination for healthy living through our industry-leading fitness offerings and enhanced digital engagement platform. We are continuously developing the SilverSneakers suite of digital offerings and services to provide seniors with everything they need to maintain and improve their health, including physical activity, social connection, community involvement, volunteer opportunities and mental enrichment. Our goal is to partner with payers and service providers to enable a personalized, interactive, and intuitive experience to offer the right solutions to each member. We deliver solutions that help adults feel better, work better and live better, and improve health outcomes while reducing healthcare costs. Learn more at www.tivityhealth.com.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Reconciliations of certain of these non-GAAP measures to the comparable GAAP measures are included on pages 10-14.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain statements that are “forward-looking” statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based upon current expectations and include all statements that are not historical statements of fact and those regarding the intent, belief or expectations, including, without limitation, statements that are accompanied by words such as “will,” “expect,” “outlook,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “would,” “target,” or other similar words, phrases or expressions and variations or negatives of these words. These forward-looking statements include, but are not limited to, the Company’s statements regarding its future financial performance. Readers of this press release should understand that these statements are not guarantees of performance or results. Many risks and uncertainties could affect actual results and cause them to vary materially from the forward-looking statements.

These risks and uncertainties include, among other things: impacts from the COVID-19 pandemic (including the response of governmental authorities to combat and contain the pandemic, the closure of fitness centers in the Company’s national network (or operational restrictions imposed on such fitness centers), reclosures and potential additional reclosures as a result of surges in positive COVID-19 cases) on the Company’s business,

TVTY Reports Second-Quarter Results

August 4, 2021

operations or liquidity; the risks associated with changes in macroeconomic conditions (including the impacts of any recession or changes in consumer spending resulting from the COVID-19 pandemic), widespread epidemics, pandemics (such as the current COVID-19 pandemic, including variant strains of COVID-19) or other outbreaks of disease, geopolitical turmoil, and the continuing threat of domestic or international terrorism; the Company’s ability to collect accounts receivable from its customers and amounts due under its sublease agreements; the market’s acceptance of the Company’s new products and services; the Company’s ability to develop and implement effective strategies and to anticipate and respond to strategic changes, opportunities, and emerging trends in the Company’s industry and/or business, as well as to accurately forecast the related impact on the Company’s revenues and earnings; the impact of any impairment of the Company’s goodwill, intangible assets, or other long-term assets; the Company’s ability to attract, hire, or retain key personnel or other qualified employees and to control labor costs; the effectiveness of the reorganization of the Company’s business and the Company’s ability to realize the anticipated benefits; the Company’s ability to effectively compete against other entities, whose financial, research, staff, and marketing resources may exceed its resources; the impact of legal proceedings involving the Company and/or its subsidiaries, products, or services, including any claims related to intellectual property rights, as well as the Company’s ability to maintain insurance coverage with respect to such legal proceedings and claims on terms that would be favorable to it; the impact of severe or adverse weather conditions, the current COVID-19 pandemic (including variant strains of COVID-19), and the potential emergence of additional health pandemics or infectious disease outbreaks on member participation in the Company’s programs; the risks associated with deriving a significant concentration of revenues from a limited number of the Company’s customers, many of whom are health plans; the Company’s ability and/or the ability of its customers to enroll participants and to accurately forecast their level of enrollment and participation in the Company’s programs in a manner and within the timeframe anticipated by the Company; the Company’s ability to sign, renew and/or maintain contracts with its customers and/or the Company’s fitness partner locations under existing terms or to restructure these contracts on terms that would not have a material negative impact on the Company’s results of operations; the ability of the Company’s health plan customers to maintain the number of covered lives enrolled in those health plans during the terms of the Company’s agreements; the Company’s ability to add and/or retain active subscribers in its Prime Fitness program; the impact of any changes in tax rates, enactment of new tax laws, revisions of tax regulations or any claims or litigation with taxing authorities; the impact of a reduction in Medicare Advantage health plan reimbursement rates or changes in plan design; the impact of any new or proposed legislation, regulations and interpretations relating to Medicare, Medicare Advantage, Medicare Supplement, and privacy and security laws; the impact of healthcare reform on the Company’s business; the risks associated with potential failures of the Company’s information systems or those of its third-party vendors, including as a result of telecommuting issues associated with personnel working remotely, which may include a failure to execute on policies and processes in a work-from-home or remote model; the risks associated with data privacy or security breaches, computer hacking, network penetration and other illegal intrusions of the Company’s information systems or those of third-party vendors or other service providers, including those risks that result from the increase in personnel working remotely, which may result in unauthorized access by third parties, loss, misappropriation, disclosure or corruption of customer, employee or the Company’s information, or other data subject to privacy laws and may lead to a disruption in the Company’s business, costs to modify, enhance, or remediate its cybersecurity measures, enforcement actions, fines or litigation against the Company, or damage to its business reputation; the risks associated with changes to traditional office-centered business processes and/or conducting operations out of the office in a work-from-home or remote model by the Company or its third-party vendors during adverse

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August 4, 2021

situations (e.g., during a crisis, disaster, or pandemic), which may result in additional costs and/or may negatively impact productivity and cause other disruptions to the Company’s business; the Company’s ability to enforce its intellectual property rights; the risk that the Company’s indebtedness may limit the Company’s ability to adapt to changes in the economy or market conditions, expose the Company to interest rate risk for the variable rate indebtedness and require a substantial portion of cash flows from operations to be dedicated to the payment of indebtedness; the Company’s ability to service its debt, make principal and interest payments as those payments become due, and remain in compliance with its debt covenants; the Company’s ability to obtain adequate financing to provide the capital that may be necessary to support its current or future operations; counterparty risk associated with the Company’s interest rate swap agreements; and other risks detailed in the Company’s filings with the Securities and Exchange Commission.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s filings with the SEC. Except as required by law, the Company undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events or circumstances.

Investor Relations Contact:

Matt Milanovich, VP of Investor Relations; (602) 562-2595; matt.milanovich@tivityhealth.com

TVTY Reports Second-Quarter Results

August 4, 2021

TIVITY HEALTH, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$24,226	$100,385
Accounts receivable, net	53,140	25,981
Prepaid expenses	7,652	5,556
Income taxes receivable	7,460	10,996
Other current assets	16,423	11,336
Total current assets	108,901	154,254

Property and equipment, net of accumulated depreciation of $43,297 and $38,188 respectively	20,010	20,959
Right-of-use assets	14,436	18,139
Long-term deferred tax asset	917	3,601
Intangible assets, net	29,049	29,049
Goodwill, net	334,680	334,680
Other assets	15,755	18,301
Total assets	$523,748	$578,983

Current liabilities:
Accounts payable	$18,982	$19,741
Accrued salaries and benefits	5,657	8,949
Accrued liabilities	31,051	18,424
Deferred revenue	3,937	4,460
Current portion of long-term debt	4,000	7,456
Current portion of lease liabilities	8,121	8,052
Current portion of other long-term liabilities	13,724	14,753
Total current liabilities	85,472	81,835

Long-term debt	381,598	459,250
Long-term lease liabilities	7,401	11,494
Other long-term liabilities	14,490	22,748

Commitments and contingent liabilities

Stockholders' equity:
Preferred stock $.001 par value, 5,000,000 shares authorized, none outstanding	—	—
Common Stock $.001 par value, 120,000,000 shares authorized, 49,641,314 and 48,983,735 shares outstanding, respectively	49	49
Additional paid-in capital	512,674	513,263
Accumulated deficit	(436,592)	(464,085)
Treasury stock, at cost, 2,254,953 shares in treasury	(28,182)	(28,182)
Accumulated other comprehensive loss	(13,162)	(17,389)
Total stockholders' equity	34,787	3,656
Total liabilities and stockholders' equity	$523,748	$578,983

TVTY Reports Second-Quarter Results

August 4, 2021

TIVITY HEALTH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$120,071	$81,923	$228,156	$241,615
Cost of revenue (exclusive of depreciation of $2,595, $2,240, $5,126 and $4,071, respectively included below)	68,639	33,804	125,924	148,952
Marketing expense	1,396	765	2,627	8,064
Selling, general and administrative expenses	9,652	8,905	19,349	20,957
Depreciation expense	2,740	2,410	5,423	4,440
Restructuring and related charges	—	827	—	1,309
Operating income	37,644	35,212	74,833	57,893

Interest expense	9,400	11,253	20,156	22,523
Loss on extinguishment and modification of debt	19,027	—	19,027	—
Other expense (income), net	259	—	(872)	—
Total non-operating expense, net	28,686	11,253	38,311	22,523
Income before income taxes	8,958	23,959	36,522	35,370

Income tax expense	187	6,757	7,806	9,893
Income from continuing operations	$8,771	$17,202	$28,716	$25,477

Income (loss) from discontinued operations, net of income tax benefit of $142, $650, $419 and $18,931, respectively	(414)	11,309	(1,223)	(195,072)
Net income (loss)	$8,357	$28,511	$27,493	$(169,595)

Earnings (loss) per share - basic:
Continuing operations	$0.18	$0.35	$0.58	$0.52
Discontinued operations	$(0.01)	$0.23	$(0.02)	$(4.01)
Net income (loss) (1)	$0.17	$0.59	$0.56	$(3.49)

Earnings (loss) per share - diluted:
Continuing operations	$0.17	$0.35	$0.57	$0.52
Discontinued operations	$(0.01)	$0.23	$(0.02)	$(4.00)
Net income (loss) (1)	$0.17	$0.58	$0.55	$(3.47)

Comprehensive income (loss)	$9,782	$27,366	$31,720	$(190,569)

Weighted average common shares and equivalents:
Basic	49,470	48,711	49,361	48,662
Diluted	50,457	48,794	50,413	48,825

(1)	Figures may not add due to rounding.

TVTY Reports Second-Quarter Results

August 4, 2021

TIVITY HEALTH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Income from continuing operations	$28,716	$25,477
Loss from discontinued operations	(1,223)	(195,072)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on extinguishment of debt	18,237	—
Depreciation and amortization	5,423	27,682
Amortization and write-off of deferred loan costs	1,993	2,315
Amortization and write-off of debt discount	1,735	2,049
Share-based employee compensation expense	5,866	3,689
Unrealized gain on derivatives	(872)	—
Impairment of goodwill and intangible assets of discontinued operation	—	199,500
Deferred income taxes	1,234	(16,447)
(Increase) decrease in accounts receivable, net	(27,159)	61,257
Decrease in income taxes receivable	3,536	—
Decrease in inventory	—	14,319
(Increase) decrease in other current assets	(10,309)	1,363
(Decrease) increase in accounts payable	(1,882)	9,411
Decrease in accrued salaries and benefits	(3,292)	(2,532)
Increase (decrease) in other current liabilities	13,005	(5,925)
Other	1,422	3,857
Net cash flows provided by operating activities	$36,430	$130,943

Cash flows from investing activities:
Acquisition of property and equipment	$(4,039)	$(10,362)
Proceeds from sale of business, net of cash transferred	2,747	—
Settlement on derivatives not designated as hedges	(3,301)	—
Net cash flows used in investing activities	$(4,593)	$(10,362)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	$398,000	$196,525
Payments of long-term debt	(496,275)	(236,375)
Deferred loan costs	(3,953)	—
Payments related to tax withholding for share-based compensation	(6,813)	(2,949)
Exercise of stock options	358	601
Change in cash overdraft and other	687	(20,595)
Net cash flows used in financing activities	$(107,996)	$(62,793)

Net (decrease) increase in cash and cash equivalents	$(76,159)	$57,788

Cash and cash equivalents, beginning of period	$100,385	$2,486

Cash and cash equivalents, end of period	$24,226	$60,274

TVTY Reports Second-Quarter Results

August 4, 2021

TIVITY HEALTH, INC.
RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(Unaudited)

Reconciliation of Income from Continuing Operations, GAAP Basis to

Adjusted EBITDA from Continuing Operations, Non-GAAP Basis (in thousands)

	Three Months Ended June 30, 2021	% of Revenue	Three Months Ended June 30, 2020	% of Revenue
Income from continuing operations, GAAP basis	$8,771	7.3%	$17,202	21.0%
Income tax expense	187		6,757
Interest expense	9,400		11,253
Depreciation expense	2,740		2,410
EBITDA from continuing operations, non-GAAP basis (1)	$21,098		$37,622
Acquisition, integration, and CEO transition costs (2)	1,118		3,023
Restructuring charges (3)	—		827
Loss on extinguishment and modification of debt (4)	19,027		—
Other expense (5)	259		—
Adjusted EBITDA from continuing operations, non-GAAP basis (6)	$41,502	34.6%	$41,472	50.6%

(1)

EBITDA from continuing operations is a non-GAAP financial measure.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider EBITDA from continuing operations in isolation or as a substitute for income from continuing operations determined in accordance with U.S. GAAP.

(2)

Acquisition, integration, and CEO transition costs consist of pre-tax charges of $1,118 and $3,023 for the three months ended June 30, 2021 and 2020, respectively, primarily incurred in connection with the acquisition and integration of Nutrisystem and with the termination of the Company’s former CEO in February 2020 and the hiring of a new CEO in June 2020.

(3)	Restructuring charges consist of pre-tax charges of $827 for the three months ended June 30, 2020 related to eliminating certain compensation costs in response to the COVID-19 pandemic.
(4)

Loss on extinguishment and modification of debt consists of pre-tax charges of $19,027 for the three months ended June 30, 2021 related to the Company’s entering into a new credit facility on June 30, 2021.

(5)

Other expense consists of pre-tax expense of $259 for the three months ended June 30, 2021 related to certain interest rate swap agreements that do not qualify for hedge accounting treatment (“de-designated swaps”) and require changes in fair value to be recognized each period in current earnings.

(6)

Adjusted EBITDA from continuing operations is a non-GAAP financial measure.  The Company excludes acquisition, integration, and CEO transition costs, restructuring charges, loss on extinguishment and modification of debt, and other expense from this measure because of its comparability to the Company's historical operating results.  The Company updated its definition of adjusted EBITDA during the second quarter of 2021 to exclude loss on extinguishment and modification of debt. The Company considers this item to be outside the performance of its ongoing core business operations and believes that presenting Adjusted EBITDA excluding this item provides increased transparency as to the operating costs of its current business performance. The Company did not revise the prior period’s Adjusted EBITDA amounts because there were no costs similar in nature to this item.  The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  You should not consider Adjusted EBITDA from continuing operations in isolation or as a substitute for income from continuing operations determined in accordance with U.S. GAAP.  Additionally, because Adjusted EBITDA from continuing operations may be defined differently by other companies in the Company’s industry, the non-GAAP financial measure presented here may not be comparable to similarly titled measures of other companies.

TVTY Reports Second-Quarter Results

August 4, 2021

Reconciliation of Income from Continuing Operations Guidance, GAAP Basis to

Adjusted EBITDA from Continuing Operations Guidance, Non-GAAP Basis (in millions)

Year Ending December 31, 2021
Income from continuing operations guidance, GAAP basis	$60.7 - $63.7
Depreciation expense	12
Interest expense	35
Income tax expense	20.2 – 21.2
EBITDA from continuing operations guidance, non-GAAP basis (7)	$127.9 - $131.9
Integration, project, and CEO transition costs (8)	5
Loss on extinguishment and modification of debt (9)	19
Other income (10)	(0.9)
Adjusted EBITDA from continuing operations guidance, non-GAAP basis (11)	$151 - $155

(7)

EBITDA from continuing operations guidance is a non-GAAP financial measure.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider EBITDA from continuing operations guidance in isolation or as a substitute for income from continuing operations guidance determined in accordance with U.S. GAAP.  Figures may not add due to rounding.

(8)	Integration, project, and CEO transition costs primarily relate to strategic projects and the Company’s transition to a new CEO during 2020.
(9)	Loss on extinguishment and modification of debt relates to the Company’s entering into a new credit facility on June 30, 2021.
(10)

Other income consists of pre-tax income of $872 related to de-designated swaps that require changes in fair value to be recognized each period in current earnings.  This amount represents other income recognized for the six months ended June 30, 2021 and does not include any impact from the de-designated swaps for the remainder of 2021 as the Company is not able to predict future changes in fair value of the de-designated swaps.

(11)

Adjusted EBITDA from continuing operations guidance is a non-GAAP financial measure.  The Company excludes integration, project, and CEO transition costs and loss on extinguishment and modification of debt from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider Adjusted EBITDA from continuing operations guidance in isolation or as a substitute for income from continuing operations guidance determined in accordance with U.S. GAAP.  Additionally, because Adjusted EBITDA from continuing operations guidance may be defined differently by other companies in the Company’s industry, the non-GAAP financial measure presented here may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Cash Flows Provided by Operations, GAAP Basis to

Free Cash Flow, Non-GAAP Basis (in thousands)

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020
Net cash flows provided by operations, GAAP basis	$13,807	$83,919
Acquisition of property and equipment	(2,478)	(5,487)
Settlement on derivatives not designated as hedges	(1,668)	—
Free cash flow, non-GAAP basis (12)	$9,661	$78,432

(12)

Free cash flow is a non-GAAP financial measure and is defined by the Company as net cash flows provided by operating activities less acquisition of property and equipment and settlement on derivatives not designated as hedges.  The Company updated its definition of free cash flow during the fourth quarter of 2020 to exclude settlement on derivatives not designated as hedges. The Company considers these costs to be a reduction of cash available for

TVTY Reports Second-Quarter Results

August 4, 2021

other uses and believes that presenting free cash flow excluding settlement on derivatives provides increased transparency. The Company did not revise prior periods’ free cash flow because there were no costs similar in nature to this item. The Company believes free cash flow is a useful measure of performance and an indication of the strength of the Company and its ability to generate cash.  The Company believes it is useful to investors to provide disclosures of its results on the same basis as that used by management.  You should not consider free cash flow in isolation or as a substitute for net cash flows provided by operating activities determined in accordance with U.S. GAAP. Additionally, because free cash flow may be defined differently by other companies in the Company’s industry, the non-GAAP financial measure presented here may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Cash Flows Provided by Operations from Former Healthcare Segment, GAAP Basis to Free Cash Flow from Former Healthcare Segment, Non-GAAP Basis (in thousands)

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020
Net cash flows provided by operations from former Healthcare segment, GAAP basis	$13,807	$47,658
Acquisition of property and equipment	(2,478)	(3,355)
Settlement on derivatives not designated as hedges	(1,668)	—
Free cash flow from former Healthcare segment, non-GAAP basis (13)	$9,661	$44,303

(13)

Free cash flow from former Healthcare segment is a non-GAAP financial measure and is defined by the Company as net cash flows provided by operating activities less acquisition of property and equipment and settlement on derivatives not designated as hedges.  The Company updated its definition of free cash flow during the fourth quarter of 2020 to exclude settlement on derivatives not designated as hedges. The Company considers these costs to be a reduction of cash available for other uses and believes that presenting free cash flow excluding settlement on derivatives provides increased transparency. The Company did not revise prior periods’ free cash flow because there were no costs similar in nature to this item. The Company believes free cash flow is a useful measure of performance and an indication of the strength of the Company and its ability to generate cash.  The Company believes it is useful to investors to provide disclosures of its results on the same basis as that used by management.  You should not consider free cash flow from former Healthcare segment in isolation or as a substitute for net cash flows provided by operating activities determined in accordance with U.S. GAAP. Additionally, because free cash flow may be defined differently by other companies in the Company’s industry, the non-GAAP financial measure presented here may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Cash Flows Provided by Operations Guidance, GAAP Basis to

Free Cash Flow Guidance, Non-GAAP Basis (in millions)

Year Ending December 31, 2021
Net cash flows provided by operations guidance, GAAP basis	$86 - 90
Acquisition of property and equipment	(20 - 15)
Settlement on derivatives not designated as hedges	(6 - 5)
Free cash flow guidance, non-GAAP basis (14)	$60 - 70

(14)

Free cash flow guidance is a non-GAAP financial measure and is defined by the Company as net cash flows provided by operating activities less acquisition of property and equipment and settlement on derivatives not designated as hedges.  The Company believes free cash flow is a useful measure of performance and an indication of the strength of the Company and its ability to generate cash.  The Company believes it is useful to investors to provide disclosures of its results and guidance on the same basis as that used by management.  You should not consider free cash flow guidance in isolation or as a substitute for net cash flows provided by operating activities guidance determined in accordance with U.S. GAAP. Additionally, because free cash flow may be defined differently by other companies in the Company’s industry, the non-GAAP financial measure presented here may not be comparable to similarly titled

TVTY Reports Second-Quarter Results

August 4, 2021

measures of other companies.

Reconciliation of Diluted Earnings Per Share (“EPS”) from Continuing Operations, GAAP Basis to

Adjusted EPS from Continuing Operations, Non-GAAP Basis (footnote amounts in thousands)

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020
EPS from continuing operations, GAAP basis	$0.17	$0.35
Net loss per share attributable to acquisition, integration, CEO transition, and restructuring costs (15)	0.02	0.06
Net loss per share attributable to loss on extinguishment and modification of debt (16)	0.28	—
Net loss per share attributable to other expense (17)	0.00	—
Adjusted EPS from continuing operations, non-GAAP basis (18)	$0.48	$0.41

(15)

Net loss attributable to acquisition, integration, CEO transition, and restructuring costs consists of pre-tax charges of $1,118 and $3,851 for the three months ended June 30, 2021 and 2020, respectively.  These costs primarily related to the acquisition and integration of Nutrisystem, the termination of the Company’s former CEO in February 2020 and hiring of a new CEO in June 2020, and restructuring activities as described in Note 3 above.  The tax rate applied to these charges was 25%, which represented the combined estimated U.S. federal and state statutory tax rate.

(16)

Net loss attributable to loss on extinguishment and modification of debt consists of pre-tax charges of $19,027 for the three months ended June 30, 2021 related to the Company’s entering into a new credit facility on June 30, 2021.  The tax rate applied to this loss was 25%, which represented the combined estimated U.S. federal and state statutory tax rate.

(17)

Net loss attributable to other expense consists of pre-tax expense of $259 for the three months ended June 30, 2021 related to de-designated swaps, as described in Note 5 above.  The tax rate applied to this expense was 25%, which represented the combined estimated U.S. federal and state statutory tax rate.

(18)

Adjusted EPS from continuing operations is a non-GAAP financial measure.  The Company excludes net (income) loss per share attributable to acquisition, integration, CEO transition, and restructuring costs, loss on extinguishment and modification of debt, and other expense from this measure because of its comparability to the Company's historical operating results.  The Company updated its definition of adjusted EPS from continuing operations during the second quarter of 2021 to exclude loss on extinguishment and modification of debt. The Company considers this item to be outside the performance of its ongoing core business operations and believes that presenting Adjusted EPS from continuing operations excluding this item provides increased transparency as to the operating costs of its current business performance. The Company did not revise the prior period’s Adjusted EPS from continuing operations amounts because there were no costs similar in nature to this item.  The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  You should not consider adjusted EPS from continuing operations in isolation or as a substitute for EPS from continuing operations determined in accordance with U.S. GAAP.  Additionally, because adjusted EPS from continuing operations may be defined differently by other companies in the Company’s industry, the non-GAAP financial measures presented here may not be comparable to similarly titled measures of other companies. Figures may not add due to rounding.

Reconciliation of EPS from Continuing Operations Guidance, GAAP Basis to Adjusted EPS from

TVTY Reports Second-Quarter Results

August 4, 2021

Continuing Operations Guidance, Non-GAAP Basis (footnote amounts in thousands)

Year Ending December 31, 2021
EPS from continuing operations guidance, GAAP basis	$1.20 - $1.27
Net loss per share attributable to integration, project, and CEO transition costs (19)	0.07
Net loss per share attributable to loss on extinguishment and modification of debt (20)	0.28
Net income per share attributable to other income (21)	(0.01)
Adjusted EPS from continuing operations guidance, non-GAAP basis (22)	$$1.54 – 1.62

(19)

Net loss per share attributable to integration, project, and CEO transition costs consists of pre-tax charges of $5,000 for the year ending December 31, 2021.  These costs primarily relate to strategic projects and the Company’s transition to a new CEO during 2020.  The tax rate applied to these charges was 25%, which represents the combined estimated U.S. federal and state statutory tax rate.

(20)

Net loss per share attributable to loss on extinguishment and modification of debt consists of pre-tax charges of $19,027 for the year ending December 31, 2021 related to the Company’s entering into a new credit facility on June 30, 2021.  The tax rate applied to this loss was 25%, which represented the combined estimated U.S. federal and state statutory tax rate.

(21)

Net income per share attributable to other income consists of pre-tax income of $872 for the year ending December 31, 2021 related to the Company’s de-designated swaps.  This amount represents other income recognized for the six months ended June 30, 2021 and does not include any impact from the de-designated swaps for the remainder of 2021 as the Company is not able to predict future changes in fair value of the de-designated swaps.  The tax rate applied to this income was 25%, which represented the combined estimated U.S. federal and state statutory tax rate.

(22)

Adjusted EPS from continuing operations guidance is a non-GAAP financial measure.  The Company excludes net loss attributable to restructuring, project, and CEO transition costs from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider adjusted EPS from continuing operations guidance in isolation or as a substitute for EPS from continuing operations guidance determined in accordance with U.S. GAAP.  Additionally, because adjusted EPS from continuing operations guidance may be defined differently by other companies in the Company’s industry, the non-GAAP financial measures presented here may not be comparable to similarly titled measures of other companies.  Figures may not add due to rounding.

Reconciliation of Total Debt, GAAP Basis

to Net Debt, Non-GAAP Basis (in thousands)

	June 30, 2021	June 30, 2020
Total debt, GAAP basis	$385,598	$1,012,322
Cash and cash equivalents	(24,226)	(60,274)
Net debt, non-GAAP basis (23)	$361,372	$952,048

(23)

Net debt is a non-GAAP financial measure.  The Company excludes cash and cash equivalents from this measure and believes that net debt is an important measure to monitor its leverage and evaluate the balance sheet. The Company believes it is useful to investors to provide disclosures of its financial position on the same basis as that used by management.  You should not consider net debt in isolation or as a substitute for total debt determined in accordance with U.S. GAAP.  Additionally, because net debt may be defined differently by other companies in the Company’s industry, the non-GAAP financial measures presented here may not be comparable to similarly titled measures of other companies.